Exhibit (k)

ADMINISTRATION AND ACCOUNTING SERVICES AGREEMENT

THIS ADMINISTRATION AND ACCOUNTING SERVICES AGREEMENT is made and entered into as of the _____ day of ____________, 2017, by and between [             ] (the “Administrator") and NB Crossroads Private Markets Fund V (TI) Client LP (the "Fund").

WITNESSETH:

WHEREAS, the Fund is registered as a closed-end, non-diversified management investment company under the Investment Company Act of 1940, as amended (the "1940 Act"); and

WHEREAS, the Fund desires to retain the Administrator to provide certain administrative, accounting and tax services to the Fund and the Administrator desires to provide such services;

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, and intending to be legally bound hereby the parties hereto agree as follows:

1.             Definitions.  As used in this Agreement:

(a)            "1933 Act" means the Securities Act of 1933, as amended.

(b)            "1934 Act" means the Securities Exchange Act of 1934, as amended.

(c)            "Authorized Person" means any person duly authorized by the Fund's Board of Managers to give Oral Instructions and Written Instructions on behalf of the Fund and listed on the Authorized Persons Appendix attached hereto and made a part hereof or any amendment thereto as may be received by the Administrator.  An Authorized Person's scope of authority may be limited by the Fund by setting forth such limitation in the Authorized Persons Appendix.

(d)            "Board of Managers" shall have the same meanings as set forth in the Fund's Company Agreement.

(e)            "CEA" means the Commodities Exchange Act, as amended.

(f)             “Company Agreement” is the limited liability company agreement of the Fund.

(g)            "Confidential Memorandum” means the Fund’s Confidential Memorandum, as may be revised from time to time.

(h)            "GLB Act" means the Gramm-Leach-Bliley Act, as amended.

(i)             "Member" or “Members” shall have the same meanings as set forth in the Company Agreement.

(j)             "Oral Instructions" mean oral instructions received by the Administrator from an Authorized Person or from a person reasonably believed by the Administrator to be an Authorized Person.

(k)            "SEC" means the Securities and Exchange Commission.

(l)             "Securities Laws" means the 1933 Act, the 1934 Act, the 1940 Act and the CEA.

(m)           "Written Instructions" mean written instructions signed by an Authorized Person and received by the Administrator.  The instructions may be delivered by hand, mail, tested telegram, cable, telex or facsimile sending device.

2.              Appointment.  The Fund hereby appoints the Administrator to provide administrative and accounting services, in accordance with the terms set forth in this Agreement.  The Administrator accepts such appointment and agrees to furnish such services.

3.              Compliance with Rules and Regulations.  The Administrator undertakes to comply with all applicable requirements of the Securities Laws, and any laws, rules and regulations of governmental authorities having jurisdiction with respect to the duties to be performed by the Administrator hereunder.  Except as specifically set forth herein, the Administrator assumes no responsibility for such compliance by the Fund.

4.              Records; Visits.

(a)            The books and records pertaining to the Fund which are in the possession or under the control of the Administrator shall be the property of the Fund.  Such books and records shall be prepared and maintained as required by the 1940 Act and other applicable securities laws, rules and regulations.  Duly authorized officers, employees or agents (including independent public accountants) of the Fund shall have access to such books and records at all times during the Administrator's normal business hours.  Upon the reasonable request of the Fund, copies of any such books and records shall be provided by the Administrator to the duly authorized officers, employees or agents (including independent public accountants) of the Fund, at the Fund's expense.

(b)           The Administrator shall keep the following records:

(i)             all books and records with respect to the Fund's books of account;

(ii)            records of the Fund's securities transactions; and

(iii)           such specific books and records, set forth below, as the Fund is required to maintain pursuant to Rule 31a-1 and Rule 31a-2 under the 1940 Act in connection with the services provided by the Administrator hereunder:

(a)  Shareholder Transactions Journal

(b)  Portfolio Transactions Journal

(c)  Cash Receipts and disbursements Journal including Cash Reconciliations

(d)  Transactions Journal

(e)  General Ledger

(f)  Portfolio Securities Ledger

(g)  Capital Share Ledger including NAV Calculation Schedules ("pricing sheets"), and

(h)  Trial Balance

(c)            The Administrator has implemented and will maintain written policies and procedures under Rule 38a-1 under the 1940 Act.  In order to assist the Fund in satisfying the requirements of Rule 38a-1, the Administrator will provide the Fund’s duly authorized officers, employees or agents (including independent public accountants) with reasonable access to personnel and records, including on-site visits, relating to the services provided by it under this Agreement, and will provide periodic compliance reports and related certifications regarding compliance with Rule 38a-1 and will provide immediate notice of any Material Compliance Matter (as defined in Rule 38a-1) involving the Administrator that affect or could affect the Fund.   The Administrator agrees to respond to any requests from the Fund’s Chief Compliance Officer within a reasonable period of time.

5.             Description of Services.  The Administrator will perform the following administration and accounting services:

(a)            Establish, periodically review and update the Fund's accounting systems and internal controls;

(b)           Prepare quarterly performance summary for the Fund;

(c)            Prepare detailed quarterly reports for Members of the Fund;

(d)            Establish and maintain on a quarterly basis, the Member interests in the Company, and prepare and record all transactions, including capital commitments, capital calls, draw downs, and distributions;

(e)            Prepare, send, and follow up on all capital drawdown notices to Members according to the Confidential Memorandum;

(f)            Provide the Fund with an estimate of tax gains and losses and other allocations with respect to each Member of the Fund, as of December 15 of each year and at such other times that are practicable, as may be requested by the Fund;

(g)           Consult with the auditors designated by the Fund to establish procedures for the annual audit of the Fund and prepare such reports and other information as may be requested by such auditors;

(h)           Consult with attorneys retained by the Fund to ensure compliance with the Company Agreement;

(i)             Prepare and file the Fund's Annual, Semi-Annual and Quarterly Reports with the SEC on Forms N-SAR, N-CSR, N-Q and N-PX via EDGAR;

(j)             Prepare for execution and file the Fund's Federal Form 1065 and state tax returns;

(k)            Prepare annual Form K-1's and supplementary schedules for Members in accordance with applicable tax regulations;

(l)            Provide the Fund with an analysis of the issues and effects associated with Effectively Connected Income, U.S.-source income, and Branch Profit Taxes (if any).

(m)           Maintain the register of Members of the Fund and enter on such register all issues, transfers and repurchases of interests in the Fund;

(n)           Calculate net asset value of the Fund as referenced in the Confidential Memorandum;

(o)           Calculate and invoice the Company for the amount of quarterly advisory fees due from each Member;

(p)           Calculate any carried interests due to the Special Member and/or its affiliate for each Member;

(q)           Arrange for the calculation of the issue prices of interests in the Fund in accordance with the Company Agreement and Confidential Memorandum;

(r)            Allocate income, expenses, gains and losses to individual Members' capital accounts in accordance with applicable tax laws and with the Company Agreement;

(s)            Retain in a safe place Share Registers and transfer forms for a period of at least six years from the time of execution;

(t)            Monitor and receive subscription documents from investors.  Review subscription documents for completeness;

(u)           Maintain and provide to the Fund current client identification profile of Members of the Fund who are not clients of Neuberger Berman and its affiliates to the extent that the Fund has provided Administrator with subscription documents containing information necessary to create client information profiles relating to such Members.  Client identification profile information shall include Member name, address and tax identification number; and

 (v)           Coordinate processing of treasury services which shall include (i) setting up new bank accounts for the Fund, (ii) providing cash reconciliations to Fund monthly or upon request, and (iii) coordinate, execute and give third party approval for all cash movements in accordance with the Fund’s offering documents, for investors subscriptions/redemptions, manager investments subscriptions/redemptions and payment of all fees and expenses for the Fund; and

(w)          Prepare and file state securities qualification/notice compliance filings, with the advice of the Fund’s legal counsel, upon and in accordance with instructions from the Fund, which instructions will include the states to qualify in, the amounts of interests to initially and subsequently qualify and the warning threshold to be maintained. The Fund hereby grants to the Administrator the limited power of attorney on behalf of the Fund to sign Blue Sky forms and related documents in connection with the performance of Services under this Agreement. The Administrator shall not be required to pay any Blue Sky fees or take any related Blue Sky actions unless and until it has received the amount of such fees from the Fund.

6.             Standard of Care and Indemnification.

(a)
The Administrator shall be obligated to exercise reasonable care and diligence in the performance of its duties hereunder, to act in good faith and to use its best efforts in performing the services provided for under this Agreement.

(b)
The Fund agrees to indemnify and hold harmless Administrator, its employees, agents, officers, directors, shareholders, affiliates and nominees (collectively, “Administrator Indemnified Parties”) from and against any and all claims, demands, actions and suits, and any and all judgments, liabilities, losses, damages, costs, charges, reasonable counsel fees and other expenses of every nature and character which may be asserted against or incurred by any Administrator Indemnified Party or for which any Administrator Indemnified Party may be held liable (an “Administrator Claim”), arising out of any of the following:

(i)	the Fund’s willful misfeasance, bad faith, negligence in the performance of its duties or from reckless disregard by it of its obligations and duties hereunder;

(ii)	the Fund’s refusal or failure to comply with the terms of this Agreement, or a breach of any representation or warranty of the Fund made herein;

(iii)
Administrator’s reliance on, implementation of, or use of Oral or Written Instructions, communications, data, documents or information (without investigation or verification) received by Administrator from an officer or representative of the Fund or any past or current service provider (not including Administrator);

(iv)	the legality of the issue or sale of any interests, the sufficiency of the amount received therefore, or the authority of the Fund, as the case may be, to have requested such sale or issuance;

(v)	the legality of the declaration of any dividend by the Fund, or the legality of the issue of any interests in payment of any dividend;

(vi)	the legality of any recapitalization or readjustment of interests;

(vii)
Administrator’s acting upon Oral or Written Instructions relating to the subscription or tender of interests received by Administrator in accordance with procedures established by Administrator and the Fund;

(viii)
the acceptance, processing and/or negotiation of a fraudulent payment for the purchase of interests unless the result of Administrator’s or its affiliates’ willful misfeasance, bad faith or negligence in the performance of its duties or from reckless disregard by it of its obligations and duties under this Agreement.  In the absence of a finding to the contrary, the acceptance, processing and/or negotiation of a fraudulent payment for the subscription or tender of Interests shall be presumed not to have been the result of Administrator’s or its affiliates’ willful misfeasance, bad faith or negligence; and

(ix)
the offer or sale of interests in violation of any requirement under the securities laws or regulations of any state that such interests be qualified for sale in such state or in violation of any stop order or determination or ruling by any state with respect to the offer or sale of such interests in such state.

(c)
The Administrator agrees to indemnify and hold harmless the Fund, its employees, agents, officers, directors, shareholders, affiliates and nominees (collectively, “Fund Indemnified Parties”) from and against any and all claims, demands, actions and suits, and any and all judgments, liabilities, losses, damages, costs, charges, reasonable counsel fees and other expenses of every nature and character which may be asserted against or incurred by any Fund Indemnified Party or for which any Fund Indemnified Party may be held liable (an “Fund Claim”), arising out of or in any way relating to any of the following:

(i)	the Administrator’s willful misfeasance, bad faith, negligence in the performance of its duties or from reckless disregard by it of its obligations and duties hereunder; or

(ii)	the Administrator’s refusal or failure to comply with the terms of this Agreement, or the Administrator’s breach of any representation or warranty of the Administrator made herein;

(d)
An Indemnified Party will notify the indemnifying party promptly after identifying any situation which it believes presents or appears likely to present a claim for which the indemnifying party may be required to indemnify or hold the Indemnified Parties harmless hereunder.  In such event, the indemnifying party shall have the option to defend the Indemnified Parties against any claim, and, in the event that the indemnifying party so elects, such defense shall be conducted by counsel chosen by the indemnifying party and approved by the Indemnified Parties in their reasonable discretion.  The Indemnified Parties shall not confess any claim or make any compromise in any case in which the indemnifying party will be asked to provide indemnification, except with the indemnifying party’s prior written consent.

(e)	The obligations of the parties under Section 6 shall indefinitely survive the termination of this Agreement.

7.             Compensation.

(a)            The Fund shall pay the Administrator, on a quarterly basis, within ten days after the end of each calendar quarter, a fee in an amount equal to $2,500, plus a tax compliance and preparation fee of $1,750 per calendar quarter, plus an audited financial statement preparation fee of $625 per calendar quarter, plus an one-time onboarding fee of $20 per investor.  The Fund shall also pay the Administrator a $150 fee per state blue sky filing.

(b)           Administrator shall not be required to pay or finance any costs and expenses incurred in the operation of the Fund, including, but not limited to: SEC fees; mailing of Offering Documents, notices, forms and applications and proxy materials for regulatory purposes and for distribution to current investors; mailing and other costs of investor reports; expenses in connection with the electronic transmission of documents and information including electronic filings with the SEC.

8.             Confidential Information.  The Administrator will have access to and become acquainted with records of and information relating to the Fund, its Members and affiliates (collectively, "Confidential Information").  Neither the Administrator nor any of its officers, employees or agents shall disclose any of the Confidential Information (including any client list or other confidential information relating to the businesses of the Fund or its affiliates), directly or indirectly, or use them in any way, either during the term of this Agreement or at any time thereafter, except as required in the course of performing duties for the Fund under this Agreement and unless the disclosure of any such Confidential Information is otherwise consented to, in writing, by the Fund.  As used in this Section 8 the term "Confidential Information" does not include information that (a) becomes or has been generally available to the public other than as a result of disclosure by the Administrator; (b) was available to the Administrator on a nonconfidential basis prior to its disclosure by the Fund or any of its affiliates; or (c) is independently developed or becomes available to the Administrator on a nonconfidential basis from a source other than the Fund or its affiliates.

Further, the Administrator will adhere to all applicable laws and regulations relating to consumer privacy, including the GLB Act ("Privacy Law"), and to the privacy policies adopted by the Fund pursuant to Title V of the GLB Act.  Notwithstanding the foregoing, the Administrator will not share any nonpublic personal information concerning any of the Fund's Members with any non-affiliated party unless specifically directed by the Fund or allowed under one of the exceptions noted under Privacy Law.  The Administrator shall (a) cause its employees and agents to be informed of, and to agree to be bound by, Privacy Law and the relevant provisions of this Agreement, and (b) maintain physical, electronic and procedural safeguards reasonably designed to protect the security, confidentiality and integrity of, and to prevent unauthorized access to or use of, any nonpublic personal information concerning any of the Fund's Members.

9.             Liaison with Accountants.  The Administrator shall act as liaison with the Fund's independent public accountants and shall provide account analyses, fiscal year summaries, and other audit-related schedules.  The Administrator shall take all reasonable action in the performance of its duties under this Agreement to assure that the necessary information is made available to such auditors and accountants in a timely fashion for the expression of their opinion, as required by the Fund.

10.           Disaster Recovery.  In the event of equipment failures, the Administrator shall, at no additional expense to the Fund, take reasonable steps to minimize service interruptions.  The Administrator shall have no liability with respect to the loss of data or service interruptions caused by equipment failure, provided such loss or interruption is not caused by the Administrator's own willful misfeasance, bad faith, gross negligence or reckless disregard of its duties or obligations under this Agreement.

11.           Other Services.  Other services rendered at the option or request the Fund that are not outlined in Section 5 above, shall be billed at an hourly rate of $100.

12.          Term.  This Agreement shall become effective as of the date this Agreement is executed and shall continue in effect until terminated as provided herein.  This Agreement shall continue in effect for a one-year (1) period beginning on the date of this Agreement.  Thereafter, if not terminated as provided herein, the Agreement shall continue automatically in effect for successive annual periods.

This Agreement may be terminated by either party without penalty upon not less than ninety (90) days’ written notice to the other party prior to the end of any term (which notice may be waived by the other party entitled to such notice).  Notwithstanding anything herein to the contrary, upon the termination of this Agreement or the liquidation of the Fund, the Administrator shall deliver the records of the Fund in the form maintained by the Administrator (to the extent permitted by applicable license agreements) to such person(s) designated by the by the Fund at the Fund’s cost and expense, and thereafter the Fund or its designee shall be solely responsible for preserving the records for the periods required by all applicable laws, rules and regulations. The Administrator shall be entitled to maintain a copy of such records for the sole purpose of defending itself against any action arising under or as a result of this Agreement or as otherwise required or permitted by law.  The Fund shall be responsible for all expenses associated with the movement (or duplication) of records and materials and conversion thereof to a successor fund accounting and administrative services agent, including all reasonable trailing expenses incurred by the Administrator.  In addition, in the event of termination of this Agreement, or the proposed liquidation or merger of the Fund and the Administrator’s agreement to provide additional services in connection therewith, the Administrator shall provide such services and be entitled to such compensation as the parties may mutually agree. Administrator shall not reduce the level of service provided to the Fund prior to termination following notice of termination by the Fund.

13.           Notices.  All notices and other communications, including Written Instructions, shall be in writing or by confirming telegram, cable, telex or facsimile sending device.  If notice is sent by confirming telegram, cable, telex or facsimile sending device, it shall be deemed to have been given immediately.  If notice is sent by first-class mail, it shall be deemed to have been given three days after it has been mailed.  If notice is sent by messenger, it shall be deemed to have been given on the day it is delivered.  Notices shall be addressed (a) if to the Administrator, at [], Attn: []; (b) if to the Fund, at NB Crossroads Private Markets Fund V (TI) LP c/o Neuberger Berman Investment Advisers LLC, Attn: Mark Bonner, Assistant Treasurer, 53 State Street, Suite 1303, 13th Floor, Boston, MA 02109, with copy to: Neuberger Berman, 1290 Avenue of the Americas, Attn: Legal Department, Mutual Funds, New York, NY 10104-0002 or (c) if to neither of the foregoing, at such other address as shall have been provided by like notice to the sender of any such notice or other communication by the other party.

14.           Amendments.  This Agreement, or any term thereof, may be changed or waived only by written amendment, signed by the party against whom enforcement of such change or waiver is sought.

15.           Delegation; Assignment.  This Agreement and the rights and duties of the parties herein may not be assigned or delegated by any party without the written consent of each party.

16.           Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

17.           Further Actions.  Each party agrees to perform such further acts and execute such further documents as are necessary to effectuate the purposes hereof.

18.           Miscellaneous.

(a)           Entire Agreement.  This Agreement embodies the entire agreement and understanding between the parties and supersedes all prior agreements and understandings relating to the subject matter hereof, provided that the parties may embody in one or more separate documents their agreement, if any, with respect to delegated duties and Oral Instructions.

(b)           Captions.  The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.

(c)           Governing Law.  This Agreement shall be deemed to be a contract made in [          ] and governed by [          ] law, without regard to principles of conflicts of law.

(d)           Partial Invalidity.  If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

(e)           Successors and Assigns.  This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

(f)           Facsimile Signatures.  The facsimile signature of any party to this Agreement shall constitute the valid and binding execution hereof by such party.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

NB CROSSROADS PRIVATE MARKETS FUND IV
(TI) – CLIENT LLC

By:
Title:

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By:
Title: